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                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                                    NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128            CONTACT:   Mark A. Fortino
                                                        Treasurer
                                                        (913) 338-1000


For Immediate Release Monday, April 14, 2003

            BLUE VALLEY BAN CORP REPORTS FIRST QUARTER 2003 EARNINGS

Overland Park, Kansas, April 14, 2003 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $1.8 million, or fully-diluted earnings per share (EPS) of $0.77, for the first quarter of 2003, compared to net income of $1.2 million, or $0.52 per share for the same period in 2002.

"Strong mortgage origination activity and continued improvement in net interest margin combined to be major factors in our first quarter performance" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the first quarter of 2003, net interest income increased 16.6% to $4.5 million compared to $3.8 million for the same period in the prior year, primarily due to growth in earning assets. Noninterest income increased to $5.7 million during this period from $3.6 million in the prior year, an increase of 59.5%. The principal factor driving the increase in non-interest income was Loans Held for Sale Income. The current low interest rate environment has resulted in continued strong demand for residential mortgage loan originations. The Company continues to capitalize on the mortgage resources put into place during 2001 and 2002. Noninterest expense increased 35.2% to $6.8 million compared to $5.0 million in the prior year period. The increase relates primarily to costs associated with the Company's growth and expansion.

Total assets, loans and deposits at March 31, 2003 were $591.4 million, $404.0 million and $449.2 million, respectively, compared to $529.9 million, $336.0 million and $433.2 million one year earlier, respectively.

NEW SUBSIDIARY

During the current quarter, the Company created a new subsidiary, Blue Valley Insurance Services ("BVIS"). BVIS will market property and casualty insurance products adding an additional component to the Company's comprehensive array of financial services. The Company expects BVIS to be operational by the end of the second quarter 2003.

ADDITIONAL CAPITAL

On April 10th, 2003, the Company closed a trust preferred offering which generated $7.5 million of additional capital. The variable-rate offering was a private placement that the Company intends to use to reduce existing debt and to fund additional growth.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.


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EXHIBIT 99.1


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               FIRST QUARTER 2003
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)

Three Months Ended March 31                      2003       2002
---------------------------                   ---------   ---------
Net interest income                           $   4,483   $   3,844
Provision for loan losses                           600         600
Non-interest income                               5,698       3,572
Non-interest expense                              6,812       5,040
Net income                                        1,776       1,160
Net income per share - Basic                       0.80        0.53
Net income per share - Diluted                     0.77        0.52
Return on average assets                           1.23%       0.92%
Return on average equity                          20.19%      16.11%

At March 31
Assets                                        $ 591,409   $ 529,923
Loans                                           403,985     336,038
Deposits                                        449,227     433,226
Stockholders' Equity                             36,248      29,342